As filed with the Securities and Exchange Commission on December 30, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NOVAGOLD RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Nova Scotia, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Suite 2300, 200 Granville Street
Vancouver, British Columbia Canada V6C 1S4
(604) 669-6227
Address of Principal Executive Offices

2004 Stock Award Plan of NovaGold Resources Inc. (as amended)
2009 Performance Share Unit Plan
2009 Non-Employee Directors Deferred Share Unit Plan
(Full titles of the plans)

DL Services, Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(Name and address of agent for service)

(206) 903-8800
(Telephone number, including area code, of agent for service)

With a copy to
Kimberley Anderson
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule
12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [X]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Proposed Maximum Offering	Proposed Maximum	Amount of
Securities to be Registered	be Registered(2)	Price Per Share(6)	Aggregate Offering Price	Registration
				Fee
Common Shares, no par value(3)	11,142,332	US$6.18	US$68,859,612	US$4,909.69

Common Shares, no par value(4)	2,000,000	US$6.18	US$12,360,000	US$881.27

Common Shares, no par value(5)	100,000	US$6.18	US$618,000	US$44.06

Total	13,242,332			US$5,835.02

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the Plan.

(2)	Represents common shares issuable pursuant to options outstanding under NovaGold Resources Inc.’s (the “Company”) 2004 Stock Award Plan (as amended).
(3)	Common Shares, without par value, issuable pursuant to the Company’s 2004 Stock Award Plan.
(4)	Represents Common Shares, without par value, issuable pursuant to the Company’s 2009 Performance Share Unit Plan.
(5)	Represents Common Shares, without par value, issuable pursuant to the Company’s 2009 Non-Employee Directors Deferred Share Unit Plan.
(6)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on December 29, 2009, as quoted on NYSE Amex, which was US$6.18 per share.

This registration statement on Form S-8 registers common shares of NovaGold Resources Inc. (the “Registrant”) to be issued pursuant to the exercise of awards granted under 2004 Stock Award Plan of NovaGold Resources Inc. adopted May 11, 2004, as amended April 25, 2005, March 10, 2006, May 31, 2007, and March 10, 2009; pursuant to share units granted under the 2009 Performance Share Unit Plan; and pursuant to the redemption of deferred share units paid under the 2009 Non-Employee Directors Deferred Share Unit Plan.

PART II.           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)	The Registrant’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on February 24, 2009;

(b)	The Registrant’s current reports on Form 6-K filed with the Securities Exchange Commission on April 15, 2009, April 29, 2009, July 15, 2009, October 13, 2009 and December 7, 2009; and

(c)

The Registrant’s Registration Statement on Form 40-F filed with the Securities and Exchange Commission on October 29, 2003 and its amendments on Form 8-A filed with the Securities and Exchange Commission on December 1, 2003, May 5, 2005 and December 15, 2006.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

The Company is subject to the provisions of the Companies Act (Nova Scotia). Section 197 of the Company’s Articles of Association provides that every Director, Manager, Secretary, Treasurer and other officer or servant of the Company shall be indemnified by the Company against, and it shall be the duty of the Directors out of the funds of the Company to pay, all costs, losses and expenses that any such Director, Manager, Secretary, Treasurer or other officer or servant may incur or become liable to pay by reason of any contract entered into, or act or thing done by him as such officer or servant or in any way in the discharge of his duties including travelling expenses; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the members over all other claims.

Section 198 of the Company’s Articles of Association provides that no Director or other officer of the Company shall, in the absence of any dishonesty on his part, be liable for the acts, receipts, neglects or defaults of any other Director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the moneys of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his office or in relation thereto.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Memorandum and Articles of Association (incorporated by reference Exhibit 1 to the Registration Statement on Form 8-A, File No. 001-31913) .

4.2	2004 Stock Award Plan of NovaGold Resources Inc. (as amended) (incorporated by reference to Appendix A of Exhibit 99.2 of the Registrant’s report on Form 6-K as filed on April 29, 2009)

4.3	2009 Performance Share Unit Plan (incorporated by reference to Appendix C of Exhibit 99.2 of the Registrant’s report on Form 6-K as filed on April 29, 2009)

4.4	2009 Non-Employee Directors Deferred Share Unit Plan (incorporated by reference to Appendix E of Exhibit 99.2 of the Registrant’s report on Form 6-K as filed on April 29, 2009)

5.1	Opinion and Consent of McInnes Cooper

23.1	Consent of McInnes Cooper (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in signature page)

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 30th day of December, 2009.

NOVAGOLD RESOURCES INC.

By: /s/ Robert J. (Don) MacDonald
Name: Robert J. (Don) MacDonald
Title:   Senior Vice President and
            Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rick Van Nieuwenhuyse and R.J. (Don) MacDonald, or either of them as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick Van Nieuwenhuyse	President, Chief Executive Officer and	December 30, 2009
Rick Van Nieuwenhuyse	Director (Principal Executive Officer)

/s/ Robert J. (Don) MacDonald	Senior Vice-President, Chief Financial	December 30, 2009
Robert J. (Don) MacDonald	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Tony Giardini	Director	December 30, 2009
Tony Giardini

Director
Gerald J. McConnell

/s/ Kalidas V. Madhavpeddi	Director	December 30, 2009
Kalidas V. Madhavpeddi

Signature	Title	Date

/s/ Cynton R. Nauman	Director and Authorized US Representative	December 30, 2009
Clynton R. Nauman

Director
James L. Philip

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Memorandum and Articles of Association (incorporated by reference Exhibit 1 to the Registration Statement on Form 8-A, File No. 001-31913) .

4.2	2004 Stock Award Plan of NovaGold Resources Inc. (as amended) (incorporated by reference to Appendix A of Exhibit 99.2 of the Registrant’s report on Form 6-K as filed on April 29, 2009)

4.3	2009 Performance Share Unit Plan (incorporated by reference to Appendix C of Exhibit 99.2 of the Registrant’s report on Form 6-K as filed on April 29, 2009)

4.4	2009 Non-Employee Directors Deferred Share Unit Plan (incorporated by reference to Appendix E of Exhibit 99.2 of the Registrant’s report on Form 6-K as filed on April 29, 2009)

5.1	Opinion and Consent of McInnes Cooper

23.1	Consent of McInnes Cooper (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in signature page)